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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     SOFTBANK America(1)
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   (Last)                            (First)              (Middle)

     300 Delaware Avenue, Suite 900
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                                    (Street)

 Wilmington                             DE                  19801
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     8/18/2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Key3Media Group, Inc.    KME
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                   3. Ownership Form:
                                        2. Amount of Securities       Direct (D) or
1. Title of Security                       Beneficially Owned         Indirect (I)        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                              (Instr. 4)                 (Instr. 5)             (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.01 per share      35,809,678             D
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Common Stock, par value $0.01 per share(2)   645(2)                 I(2)                  By SOFTBANK Kingston Inc.
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (3-99)

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                     A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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====================================================================================================================================

Explanation of Responses:

(1) SOFTBANK America Inc. ("SBA") is a wholly owned subsidiary of SOFTBANK Holdings Inc. ("SBH"), whose address is 10 Langley Road, Suite 403, Newton, MA 02159. SBH is a wholly-owned subsidiary of SOFTBANK Corp. ("SBC"), whose address is 24-1 Nihonbashi-Hakozakicho Chuo-ku, Tokyo 103 Japan. Masayoshi Son is the President and Chief Executive Officer of SBC and owns an approximate interest of 37.95% in SBC. Accordingly, securities owned by SBA may be regarded as being owned beneficially by SBH; securities owned by SBH may be regarded as being owned beneficially by SBC; and securities owned by SBC may be regarded as being owned beneficially by Mr. Son.

(2) SOFTBANK Kingston Inc. owns 645 shares, all of which may be deemed to be beneficially owned by SOFTBANK Holdings Inc., SOFTBANK Corp. and Masayoshi Son.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

   SOFTBANK HOLDINGS INC.                  SOFTBANK CORP.

   By /s/ Stephen A. Grant                 By /s/ Stephen A. Grant
      ---------------------------------       ---------------------------------
      Stephen A. Grant, Secretary             Stephen A. Grant, Attorney-in-Fact
      **Signature of Reporting Person         **Signature of Reporting Person

   Date   August 18, 2000                     Date   August 18, 2000
        -------------------------------            ------------------


   SOFTBANK AMERICA INC.                   MASAYOSHI SON

   By /s/ Stephen A. Grant                 By /s/ Stephen A. Grant
      ---------------------------------       ---------------------------------
      Stephen A. Grant, Secretary             Stephen A. Grant, Attorney-in-Fact
      **Signature of Reporting Person         **Signature of Reporting Person

   Date   August 18, 2000                     Date   August 18, 2000
        -------------------------------            ------------------